As filed with the Securities and Exchange Commission on August 28, 2008.

Registration No. 033-64681-99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRONIC DATA SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2548221
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

EDS Deferred Compensation Plan

(Full Title of the Plan)

Paul T. Porrini

3000 Hanover Street

Palo Alto, California 94304

(650) 857-1501

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

DEREGISTRATION OF COMMON STOCK

In connection with the split-off (the “Split-Off”) of Electronic Data Systems Corporation (“EDS”) from General Motors Corporation (“GM”) on June 7, 1996, EDS filed Post-Effective Amendment No. 1 to GM's Registration Statement on Form S-8 (Commission File No. 33-64681)(the “Registration Statement”) pursuant to Rule 413 under the Act under which EDS adopted the Registration Statement as its own for all purposes of the Act and the Securities Exchange Act of 1934. As originally filed, the Registration Statement registered 2,000,000 shares (adjusted for stock splits) of Class E Common Stock of GM. In connection with the Split-Off, the shares of Class E Common Stock of GM were converted on a one-for-one basis into shares of EDS common stock, par value $0.01 per share (the “Common Stock”), under the EDS Deferred Compensation Plan.

On August 26, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 13, 2008, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 25, 2008, by and among EDS, Hewlett-Packard Company (“HP”) and Hawk Merger Corporation, a wholly-owned subsidiary of HP, Hawk Merger Corporation merged with and into EDS, with EDS continuing as the surviving corporation and a wholly-owned subsidiary of HP (the “Merger”). As a result of the Merger, EDS has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by EDS in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, EDS hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 28th day of August, 2008.

ELECTRONIC DATA SYSTEMS CORPORATION

By	/s/ Paul T. Porrini
Name:	Paul T. Porrini
Title:	President and Secretary